EXHIBIT 10.30

LEHMAN BROTHERS INC.	LEHMAN BROTHERS COMMERCIAL BANK
745 Seventh Avenue	Woodlands Business Park Tower 1
New York, New York 10019	4001 South 700 East, Suite 410
Salt Lake City, Utah 84107

November 28, 2005

Republic Property Limited Partnership
Senior Secured Revolving Credit Facility
Commitment Letter

RKB Washington Property Fund I, L.P.
c/o Republic Properties Corporation
1280 Maryland Avenue, S.W.
Suite 280
Washington, D.C. 20024

Attention: Mark Keller

Ladies and Gentlemen:

You have advised Lehman Brothers Commercial Bank (“LBCB”) and Lehman Brothers Inc. (“LBI”) that you, certain of your affiliates and certain investors will enter into a series of merger and contribution transactions and, in connection therewith, have caused to be formed Republic Property Trust, a Maryland real estate investment trust (the “REIT”), and Republic Property Limited Partnership, a Delaware limited partnership and a wholly-owned subsidiary of the REIT (“RPLP” or the “Borrower”).  Specifically, it is our understanding that (i) RKB Washington Property Fund I, L.P., a Delaware limited partnership (“RKB”) will contribute its interests in entities that own nine separate commercial properties to RPLP in exchange for common shares of beneficial interest in the REIT and/or limited partnership units in RPLP (the “RKB Contribution”), (ii) RPT 1425 Investors L.P. will contribute one commercial property to RPLP in exchange for cash and/or a combination of common shares of beneficial interest in the REIT and/or limited partnership units in RPLP (together with the RKB Contribution, the “Contribution Transactions”), (iii) RKB Holding L.P. (“Merger Partnership”) will merge into RPLP and that RPLP will be the surviving limited partnership from such merger (the “Merger”), and (iv) following the Merger and Contribution Transactions, the REIT will consummate an initial public offering of common shares (the “IPO”).  The proceeds of the IPO will be used to repay certain outstanding indebtedness secured by the properties owned by the entities contributed pursuant to the Contribution Transactions, redeem certain partnership interests from the RKB investors and pay certain tax, fees and other liabilities associated with the Contribution Transactions and the IPO.  References herein to the “Transactions” shall mean the Contribution Transactions, the Merger and the IPO.  In that connection, you have requested that LBI agree to structure, arrange and syndicate a senior secured revolving credit facility to the Borrower in an aggregate amount of up to $150,000,000 (the “Credit Facility”), and that LBCB commit to provide, or cause one or more of its affiliates to provide, the entire principal amount of the Credit Facility.

LBI is pleased to advise you that it is willing to act as sole advisor, sole lead arranger and sole bookrunner for the Credit Facility.

Furthermore, LBCB is pleased to advise you of its commitment to provide, or cause one or more of its affiliates to provide, the entire amount of the Credit Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

It is agreed that LBI will act as the sole advisor, sole lead arranger and sole bookrunner for the Credit Facility and that LBI will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such role.  You agree that, except as set forth in the Term Sheet and the Fee Letter referred to below, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Credit Facility unless you and we shall so agree.

We intend to syndicate the Credit Facility to a group of lenders (together with LBCB and any of its affiliates providing a portion of the Credit Facility, the “Lenders”) identified by us in consultation with you.  LBI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist LBI in completing a syndication satisfactory to it.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of RKB and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, including using your best efforts to cause such Confidential Information Memorandum to conform to market standards as reasonably determined by LBI and LBCB (the term “LBCB” being understood hereinafter in this letter to include its affiliate Lenders, as appropriate) and (d) the hosting, with LBI and senior management of RKB, of one or more meetings of prospective Lenders, and, in connection with any such Lender meeting, your consultation with LBI and LBCB with respect to the presentations to be made at such meeting, and your making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by LBI and LBCB.  At our request, you agree to assist in the preparation of a version of the Confidential Information Memorandum and lender presentation materials consisting exclusively of information and documentation that is either publicly available or not material with respect to the Borrower and RKB, their respective affiliates and any of their respective securities for purposes of United States federal and state securities laws.

LBI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the

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commitments among the Lenders and the amount and distribution of fees among the Lenders.  In its capacity as arranger, LBI will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties.  To assist LBI in its syndication efforts, you agree promptly to prepare and provide to LBI and LBCB all information with respect to the Borrower, RKB, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facility. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to LBI or LBCB by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to LBI or LBCB by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement any Information or Projections from time to time during the syndication process to the extent necessary to cause the foregoing representation and warranty relating to the Information and Projections to continue to be true and correct.  You understand that in arranging and syndicating the Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

As consideration for LBCB’s commitment hereunder and LBI’s agreement to perform the services described herein, you agree to pay, or cause the Borrower to pay, to LBCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

The commitments and agreements of LBI and LBCB described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or RKB and its subsidiaries, taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of RKB and its subsidiaries and each of the properties contributed pursuant to the Contribution Transactions, (c) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting RKB or the transactions contemplated hereby that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Credit Facility, (e) our satisfaction that prior to and during the syndication of the Credit Facility there shall be no competing offering, placement or arrangement of any debt securities, bank financing or mortgage financing by or on behalf of the Borrower, RKB or any affiliate thereof, (f) the negotiation, execution and delivery on or before January 31, 2006 of definitive documentation with respect to the Credit Facility mutually satisfactory to LBCB and its counsel and the Borrower and its

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counsel, (g)  your compliance with your covenants and agreements contained herein and the correctness of your representations and warranties contained herein, and (h) the other conditions set forth or referred to in the Term Sheet.  For purposes of clause (e) of the preceding sentence, the placement of any mortgage financing by any directly or indirectly owned subsidiary of the Borrower that relates to the single property owned by such subsidiary or any refinancing thereof or any single asset mezzanine loan financing or any refinancing thereof shall be permitted and shall not be within the scope of clause (e).  The terms and conditions of LBCB’s commitment hereunder and of the Credit Facility are not limited to those set forth herein and in the Term Sheet.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of LBCB and the Borrower.

You agree (a) to indemnify and hold harmless LBI, LBCB, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all claims by third parties and any and all losses, damages and liabilities arising from such claims, which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse LBI and LBCB and their affiliates on demand for all third party out-of-pocket expenses (including due diligence expenses, syndication expenses (including the charges of Intralinks), consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facility.

You acknowledge that LBI and its affiliates (the term “LBI” being understood hereinafter in this paragraph to include such affiliates, including LBCB) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  LBI will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by LBI of services for other companies, and LBI will not furnish any such information to other companies.  You also acknowledge that LBI has no obligation to use in connection with the transactions contemplated by this Commitment

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Letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that LBI is a full service securities firm and LBI may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.  LBI may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded LBI hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of LBI and LBCB (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and LBI and LBCB.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to the officers, employees, agents, attorneys, accountants and advisors of you or any of your affiliates who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or LBCB’s commitment hereunder.

LBI also will provide financial advisory services to you with respect to the transaction to which this Commitment Letter relates.  You agree that LBI has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to you, provided that LBI will submit a copy of any such advertisements to you for your approval, which approval shall not be unreasonably withheld. Furthermore, you agree to include a reference to LBI’s role as financial advisor and arranger of the Credit Facilities in any press

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release announcing the transaction, which reference to LBI shall be subject to LBI’s approval, which approval shall not be unreasonably withheld.

LBCB is committed to complying with U.S. statutory and regulatory requirements designed to assist the federal government in combating money laundering and any activity, which facilitates the funding of terrorist or criminal activities.  The USA PATRIOT Act enhances the money laundering prevention requirements imposed on securities firms and other financial institutions.  As part of our customer identification and verification procedures, LBCB may ask you and the Borrower to provide additional information as necessary to verify its identity and comply with these procedures.  Until such additional information or documentation is provided, LBCB may not be able to effect any transactions for you or the Borrower.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to LBCB executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on November 30, 2005.  The commitments and agreements of LBI and LBCB herein will expire at such time in the event LBCB has not received such executed counterparts in accordance with the immediately preceding sentence.

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LBI and LBCB are pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

Very truly yours,

LEHMAN BROTHERS COMMERCIAL BANK

		By:	/s/ George Janes
Name: George Janes
Title: Authorized Signatory

LEHMAN BROTHERS INC.

		By:	/s/ Francis Gilhool
Name: Francis Gilhool
Title: Authorized Signatory

Accepted and agreed to
as of the date first
written above by:

RKB WASHINGTON PROPERTY FUND I, L.P.

By: RKB WASHINGTON PROPERTY
FUND I, LLC, its general partner

By:	/s/ Mark Keller
Name: Mark Keller
Title: Manager

[Signature Page to Commitment Letter]

Exhibit A

REPUBLIC PROPERTY LIMITED PARTNERSHIP

$150,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

Summary of Terms and Conditions

November 28, 2005

RKB Washington Property Fund I, L.P., a Delaware limited partnership (“RKB”), together with certain of its affiliates and certain investors, intend to enter into a series of merger and contribution transactions and, in connection therewith, have caused to be formed Republic Property Trust, a Maryland real estate investment trust (the “REIT”), and Republic Property Limited Partnership, a Delaware limited partnership and a wholly-owned subsidiary of the REIT (“RPLP” or the “Borrower”).  In furtherance thereof, (i) RKB will contribute its interests in entities that own nine separate commercial properties to RPLP in exchange for common shares of beneficial interest in the REIT and/or limited partnership units in RPLP (the “RKB Contribution”), (ii) RPT 1425 Investors L.P. will contribute its interest in the entity that owns one commercial property to RPLP in exchange for cash and/or a combination of common shares of beneficial interest in the REIT and/or limited partnership units in RPLP (together with the RKB Contribution, the “Contribution Transactions”), (iii) RKB Holding L.P. (“Merger Partnership”) will merge into RPLP and that RPLP will be the surviving limited partnership from such merger (the “Merger”), and (iv) following the Merger and Contribution Transactions, the REIT will consummate an initial public offering of common shares (the “IPO”).  The proceeds of the IPO will be used to repay certain outstanding indebtedness secured by the properties contributed pursuant to the Contribution Transactions, redeem certain partnership interests from the RKB investors and pay certain tax, fees and other liabilities associated with the Contribution Transactions and the IPO.  References herein to the “Transactions” shall mean the Contribution Transactions, the Merger and the IPO.

I. Parties

Borrower:	Republic Property Limited Partnership, a Delaware limited partnership.

Guarantors:

Republic Property Trust, a Maryland real estate investment trust (the “REIT”), and each of the REIT’s subsidiaries (other than the Borrower) which own the Class-A Office Properties (as defined below) (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

Sole Advisor, Sole Arranger and Sole Bookrunner:	Lehman Brothers Inc. (in such capacity, the “Arranger”).

Administrative Agent:	Lehman Commercial Paper Inc. (in such capacity, the

“Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arranger, including, without limitation, Lehman Brothers Commercial Bank (collectively, the “Lenders”).

II. Type and Amount of Credit Facility

Type and Amount of Facility:	A three-year revolving credit facility (the “Credit Facility”) in the amount of $150,000,000 (the loans thereunder, the “Loans”).

Availability:

The Credit Facility shall, subject to the then-current Borrowing Base, be available on a revolving basis during the period commencing on the Closing Date and ending on the third anniversary thereof (the “Termination Date”).

Maturity:	The Termination Date.

Purpose:

The proceeds of the Loans shall be used to (a) finance the future acquisitions of Class-A office properties by the Borrower and its direct and indirect subsidiaries, (b) finance the working capital needs of the Borrower and its direct and indirect subsidiaries in the ordinary course of business and (c) pay related fees and expenses.

Borrowing Base:

The amount from time to time available under the Credit Facility shall not exceed percentages to be determined by the Administrative Agent, and agreed to by the Borrower, of the value of certain qualified fee-owned property of the Borrower and its domestic subsidiaries (such value to be determined in a mutually agreed upon manner and to be subject to concentration limits to be determined). The Borrowing Base will be computed at least quarterly by the Borrower, and a Borrowing Base certificate presenting the Borrower’s computation will be delivered to the Administrative Agent promptly, but in no event later than the 45th day of the following quarter.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	The Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon.

Mandatory Prepayments:	The Loans shall be prepaid to the extent the aggregate amount of the Loans at any time exceed (i) the amount of the Credit Facility or (ii) the then-current Borrowing Base.

IV. Collateral

The obligations of each Credit Party in respect of the Credit Facility and any swap agreements provided by any Lender (or any affiliate of a Lender) shall be secured by (i) a perfected first priority mortgage security interest in the Class-A Office Properties, (ii) a perfected first priority security interest in all of the membership interests of the Borrower (to the extent permitted by third-party mortgage indebtedness to remain outstanding after the Closing Date) and each of the subsidiaries which own the Class-A Office Properties (the “Mortgage Subsidiaries”), and (iii) a perfected first priority security interest in all of the other tangible and intangible assets owned by the Mortgage Subsidiaries. As used herein, “Class-A Office Properties” shall mean (i) the following parcels of real property located in Herndon, Virginia, (a) Campus at Dulles, (b) Presidents Park I, (c) Presidents Park II and (d) Presidents Park III, and (ii) all leases and rents with respect to such properties.

V. Certain Conditions

Initial Conditions:

The availability of the Credit Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before January 31, 2006:

(a)Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facility (the “Credit Documentation”).

(b)The REIT shall have received at least $225,000,000 in cash as the gross proceeds (prior to underwriting discounts, fees and expenses of the IPO) from the initial public offering of its common stock on satisfactory terms and conditions, and the Borrower shall have received at least $225,000,000 in cash less the amount of underwriting discounts, fees and expenses of the IPO from the issuance of its partnership interests to the REIT. The capital structure of each Credit Party after the Transactions shall be satisfactory in all respects.

(c)The Transactions shall have been consummated pursuant to documentation reasonably satisfactory to the Lenders, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner that would reasonably be expected to be materially adverse to the Lenders without the prior written consent of the Lenders.

(d)The Administrative Agent shall have received satisfactory evidence that the Borrowing Base is not less than $[TBD Amount]

on the Closing Date.

(e)The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid on or before the Closing Date, and the Administrative Agent shall have received reimbursement of all out-of-pocket expenses of the Arranger and the Administrative Agent payable by the Borrower in connection with the Credit Facility.

(f)All governmental and third party approvals (including landlords’ and other consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

(g)The Lenders shall have received (i) satisfactory audited consolidated financial statements of RKB for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements of RKB for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(h)The Lenders shall have received a satisfactory pro forma consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (g) above, adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions had occurred on such date.

(i)The Lenders shall have received a satisfactory business plan for fiscal years 2006 through 2009.

(j)The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent. All documents and instruments required to perfect the Administrative Agent’s first priority security interest in the Collateral (including delivery of membership certificates, together with undated transfer powers executed in blank) shall have been executed and be in proper form for filing, and, in connection with the Class-A Office Properties, the Administrative Agent shall have received satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.

(k)The Lenders shall have received a satisfactory appraisal of the Class-A Office Properties by appraisers satisfactory to the Administrative Agent.

(l)The Lenders shall have received a satisfactory solvency certificate and analysis of the chief financial officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transactions and the other transactions contemplated hereby.

(m)The Lenders shall have received a satisfactory environmental audit with respect to the real property owned or leased by the Borrower and its subsidiaries from a firm satisfactory to the Administrative Agent.

(n)Receipt by the Lenders sufficiently in advance of closing of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(o)The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:

The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change representation) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI. Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type (in each case applicable to each of the Credit Parties, as appropriate) and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and Warranties:

Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:

Delivery of financial statements, reports, accountants’ letters, projections, borrowing base certificates, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:

Financial covenants (including, without limitation, minimum debt service, fixed charge coverage and Borrowing Base debt service coverage ratios, minimum tangible net worth and maximum leverage ratio of total debt to total asset value).

Negative Covenants:

Limitations on: indebtedness (including preferred stock of subsidiaries); liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; and changes in passive holding company status, real estate investment trust status or tax status of the REIT.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted (by any Credit Party) invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the outstanding Loans and unused commitments under the Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) imposition of any additional restrictions on assignments and participations and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral.

Assignments and Participations:

The Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments, to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld); provided, that no consent of the Borrower shall be required for assignments (i) by the Administrative Agent, (ii) to another Lender or to an affiliate of a Lender or an approved fund, or (iii) at a time when an event of default is outstanding. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, and, after giving effect thereto, the assigning Lender (if it shall retain any commitments or Loans) shall have commitments and Loans aggregating at least $1,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facility only upon request.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable third party out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of Intralinks) and (b) all third party out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against all claims by third parties and all losses, damages and liabilities arising from such claims, that are incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Cadwalader, Wickersham & Taft LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“Base Rate” means the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (a) [0.75 – 1.00]%, in the case of Base Rate Loans (as defined below) and (b) [1.75 – 2.00]%, in the case of Eurodollar Loans (as defined below).  The foregoing margins shall be subject to change pursuant to a leverage-based pricing grid to be agreed upon after financial statements have been delivered for two full fiscal quarters following the Closing Date, provided that, no default or event of default has occurred and is continuing.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered in the interbank eurodollar market.

Interest Payment Dates:	In the case of Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay a commitment fee calculated at the rate of 1/2 of 1% per annum on the average daily unused portion of the Revolving Credit Facility commencing on the Closing Date, payable quarterly in arrears.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Credit Facility, the entire principal amount of all Loans shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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